UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 8, 2012

EnergySolutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-33830	51-0653027
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

423 West 300 South Suite 200 Salt Lake City, Utah	84101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 649-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05               Costs Associated with Exit or Disposal Activities.

On October 8, 2012, EnergySolutions, Inc. (the “Company”) initiated a restructuring plan (the “Plan”) to reduce its operating costs and improve profitability.  Under the Plan, the Company is reorganizing its business reporting units, reducing its facility footprint and implementing a reduction in force of approximately 265 employees across multiple business segments and functions. The Company expects to complete the Plan by the end of the fourth quarter of 2012.  The Company estimates that the Plan will result in a reduction in expenses of approximately $35 million annually, not including restructuring charges associated with the Plan.

As a result of the Plan, the Company expects to incur total restructuring charges of between $12 million and $16 million, substantially all of which represent cash expenditures. The foregoing estimated charges include between $9 million and $11 million for severance, termination benefits and employee relocation costs, and between $3 million and $5 million for facility costs.

Certain statements in this Current Report on Form 8-K may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include those pertaining to anticipated accounting charges, cash expenditures and operating expense cost savings and improved profitability. Many factors may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statements, including those risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as the same may be amended from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnergySolutions, Inc.

Dated: October 9, 2012	By:	/s/ Gregory S. Wood
Gregory S. Wood
Executive Vice President and Chief Financial Officer